CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports for the Asset Allocation Trust, dated November 21, 2012, incorporated herein by reference, and to the references to our firm under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

January 21, 2013